          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                     Mac Frugal's Bargains Close-outs Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                 Dan Zuckerman
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                              [MAC FRUGAL'S LOGO]


                                  May 15, 1997

Dear Stockholder:

     You are cordially invited to attend our 1997 Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, June 18, 1997 at the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California 90815. Enclosed are the Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the Annual Meeting which we urge you to read carefully. The Company's 1996 Annual Report to Stockholders is also enclosed. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed Proxy Card and return it as promptly as possible to ensure that your shares will be voted. Because mail delays occur frequently, it is important that the enclosed Proxy Card be returned well in advance of the meeting.

                       ON BEHALF OF YOUR BOARD OF DIRECTORS

                       [SIG]
                       DAVID H. BATCHELDER
                       Chairman of the Board

                              [MAC FRUGAL'S LOGO]


                            NOTICE OF ANNUAL MEETING
                            TO BE HELD JUNE 18, 1997

TO THE STOCKHOLDERS OF
MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Mac Frugal's Bargains - Close-outs Inc., a Delaware corporation (the "Company"), will be held at the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California 90815, on Wednesday, June 18, 1997, beginning at 9:00 a.m., local time. The Annual Meeting will be held for the following purposes:

     1. To elect six (6) directors of the Company to serve during the ensuing year or until their successors have been duly elected and qualified.

     2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed April 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available at the offices of the Company for 10 days prior to the meeting.

     We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the meeting either by executing and returning the enclosed Proxy Card or by casting your vote in person at the meeting.

     STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                                          By Order of the Board of Directors

                                          [SIG]
                                          PHILIP L. CARTER
                                          President and Chief Executive Officer
Dominguez, California
May 15, 1997

                              [MAC FRUGAL'S LOGO]


                          2430 EAST DEL AMO BOULEVARD
                        DOMINGUEZ, CALIFORNIA 90220-6306

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1997
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mac Frugal's Bargains - Close-outs Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m., local time, on June 18, 1997, at the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California 90815, and any postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying Form of Proxy were first mailed to stockholders on or about May 15, 1997.

                             RECORD DATE AND VOTING

     April 28, 1997 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any postponements or adjournments thereof. As of April 28, 1997, there were 24,999,855 shares of the Company's Common Stock, par value $.02778 per share (the "Common Stock"), issued and outstanding. No shares of the Company's preferred stock, par value $1.00 per share, were outstanding as of that date. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

     Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote on any matter presented for consideration and action by the stockholders at the Annual Meeting. With respect to all matters other than the election of directors, the affirmative vote of a majority of shares of the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of the Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Unless otherwise instructed, proxies solicited by the Company will be voted "FOR" the nominees named herein for election as directors.

     New York Stock Exchange rules generally require that when shares are registered in street or nominee name, its member brokers must receive specific instructions from the beneficial owners in order to vote on certain proposals. Pursuant to Delaware law, a broker non-vote will not be treated as present or voting in person or by proxy on the proposal. A broker non-vote will have no effect for the purpose of determining whether a director has been elected.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy, or by attending the Annual Meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy card.

                             ELECTION OF DIRECTORS

     The Company's by-laws state that the Board of Directors shall consist of not less than five nor more than nine members. The specific number of Board members within this range is established by the Board of Directors and is currently set at seven. The Board of Directors is proposing for election to the Board at the Annual Meeting four of the seven directors elected at the 1996 annual meeting of stockholders plus two directors thereafter appointed to fill vacancies on the Board; leaving one vacancy. Each of the directors elected at the Annual Meeting will serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. Should any nominee become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the Company's knowledge, all nominees are and will be available to serve. The nominees are listed below and have supplied the following background information to the Company:

                                                  PRINCIPAL OCCUPATION
                                             DURING THE LAST 5 YEARS, OTHER             DIRECTOR
          NAME               AGE          BUSINESS EXPERIENCE AND DIRECTORSHIPS          SINCE
-------------------------    ---     -----------------------------------------------    --------
David H. Batchelder          47      Chairman of the Board of the Company since           1990
                                     March 1997; Chairman of the Board and Chief
                                     Executive Officer since 1988, Batchelder &
                                     Partners, Inc. (investment advisory and
                                     consulting firm); Managing Member since March
                                     1996 of Relational Investors LLC (general
                                     partner of an active investment fund);
                                     Director, Santa Fe Pacific Gold Corporation,
                                     and Morrison Knudson Corporation.
Philip L. Carter             48      President and Chief Executive Officer of the         1995
                                     Company since March 1995; Executive Vice
                                     President, Chief Financial Officer since August
                                     1993; Senior Vice President, Chief Financial
                                     Officer since October 1991.
Mark J. Miller               45      Executive Vice President of Merchandise and          1995
                                     Stores of the Company since March 1995;
                                     Executive Vice President, General Merchandise
                                     Manager since September 1992; Vice President of
                                     Merchandising/ General Merchandise Manager
                                     1991-1992, The Disney Store, Inc.
Peter C. Cooper              45      Owner, Cooper & Co. (real estate development         1997
                                     and financial investment), founded in 1989.
I. T. Corley                 52      Chairman and Chief Executive Officer since           1997
                                     1995, Strategic Materials, Inc. (glass
                                     recycler); Director and Chief Operating Officer
                                     from 1991 to 1995, Allwaste, Inc.
                                     (environmental services)
James J. Zehentbauer         35      Director since 1996 and Investment Banking           1990
                                     Partner since 1990, Batchelder & Partners, Inc.
                                     (financial advisory and consulting firm).

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE ABOVE NOMINEES.

     For information concerning beneficial ownership of Common Stock by directors, see "Security Ownership of Certain Beneficial Owners and
Management -- Security Ownership of Management" below. The Board of Directors met a total of four times during the fiscal year ended February 2, 1997 ("fiscal 1996"). All directors attended 75% or more of the meetings of the Board of Directors and the committees of which they were a member.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                      COMMITTEES OF THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     Audit Committee -- The Board has a standing Audit Committee which reviews the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management and management's response thereto. The Audit Committee also recommends to the Board the selection of the Company's independent auditors. The Audit Committee met four times in fiscal 1996. At the date of this Proxy Statement the Audit Committee was comprised of Messrs. Zehentbauer (Chairman), Cooper and Corley.

     Compensation and Organization Committee -- The Board has a Compensation and Organization Committee (the "Compensation Committee") whose members at the date of this Proxy Statement were Messrs. Batchelder (Chairman), Cooper and Corley. The Compensation Committee is authorized to review and recommend to the Board the salaries, bonuses and perquisites of the Company's executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company's 1990 Employee Stock Incentive Plan (the "1990 Plan"). The Compensation Committee met twice in fiscal 1996.

     Nominating Committee -- The Board of Directors also has a standing Nominating Committee whose members at the date of this proxy statement were Messrs. Batchelder (Chairman) and Zehentbauer. The Nominating Committee is authorized to review matters regarding the structure of the Company's Board of Directors and the qualifications of proposed nominees to serve on the Board. The Nominating Committee will consider nominees for director whose names are timely submitted in writing by holders of the Company's Common Stock addressed to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under the rules of the Securities and Exchange Commission were the stockholders soliciting proxies with regard to the election of such nominee. The Nominating Committee met twice in fiscal 1996.

DIRECTOR COMPENSATION

     Standard Compensation -- Directors who are not employees of the Company or its subsidiaries receive $15,000 per year (the "Retainer Fee") or, in lieu thereof, a director may elect to receive an option to purchase shares of Common Stock pursuant to the Non-Employee Directors Plan discussed below. Each of the current non-employee directors of the Company elected to receive such an option, in lieu of the Retainer Fee, in fiscal 1996. Additionally, non-employee directors receive $1,000 for each meeting of the Board or committee meeting which they attend plus reimbursement of any expenses they may incur with respect to such meeting, and up to $1,000 per diem for time expended on matters on the Company's behalf. Chairmen of the Audit, Compensation and Nominating Committees receive additional annual retainer fees of $10,000, $8,000 and $5,000, respectively; the Chairman of the Board receives a $25,000 additional annual retainer fee. Directors who are employees of the Company or its subsidiaries serve as directors without compensation.

     Stock Option Plan for Non-Employee Directors -- In 1992, the Company adopted the Non-Employee Directors Plan. The purpose of the Non-Employee Directors Plan is to provide directors who are not employed by the Company with the opportunity to obtain equity ownership interests in the Company through the exercise of stock options. The Non-Employee Directors Plan is designed to link the non-employee directors' compensation more closely with the Company's performance.

     Only directors of the Company who are not employees of the Company or one of its subsidiaries are eligible to participate in the Non-Employee Directors Plan. The Non-Employee Directors Plan is administered by the Board of Directors, although, as discussed below, the grant of options is automatic. The expenses of administering the Non-Employee Directors Plan are borne by the Company.

     As originally adopted, the Non-Employee Directors Plan provided for options to be awarded under two different circumstances. First, each non-employee director was automatically granted on the date of the annual meeting at which the director is elected (including at each annual stockholder meeting at which the director is re-elected), an option to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the close of business on the day before such annual meeting. Pursuant to the Non-Employee Directors Plan as originally adopted, the number of shares covered by this option was 2,500. However, on March 15, 1995, the Board of Directors approved an amendment to the Non-Employee Directors Plan that reduced the number of shares covered by these options to 2,250 and on December 11, 1996, the Board of Directors approved a further amendment that eliminated the grant of this automatic annual option until the date of the annual stockholder's meeting in 2000. These options are not exercisable until the annual meeting of stockholders following the date of grant.

     The second feature of the Non-Employee Directors Plan permits each non-employee director to elect, on the date of each annual meeting at which he is elected or re-elected, to receive an option to purchase shares of Common Stock in lieu of being paid the Retainer Fee. If the non-employee director makes such an election, on the six-month anniversary of the date of the election (the "Date of Grant") such director will be granted an option exercisable for a number of shares of Common Stock equal to the amount of the director's Retainer Fee divided by 20% of the fair market value of the shares of Common Stock at the close of business on the Date of Grant. The exercise price for any such option will be 80% of the fair market value of the Common Stock on the Date of Grant. These options become exercisable on the date of the first annual meeting of stockholders following the Date of Grant.

     Upon exercise of the options granted under the Non-Employee Directors Plan, the exercise price must be paid to the Company in cash or by check. The options expire on the earlier of the tenth anniversary of the date of grant or six months after the recipient of the option ceases to be a director. The Non-Employee Directors Plan originally authorized the issuance of up to 200,000 shares of Common Stock, subject to adjustment to prevent dilution. In 1995, the Company's stockholders approved an amendment to the Non-Employee Directors Plan which increased the number of shares reserved for issuance thereunder by 200,000 shares to an aggregate of 400,000 shares, subject to adjustment to prevent dilution.

     The Non-Employee Directors Plan became effective, with stockholder approval, upon its adoption by the Company's Board of Directors on March 18, 1992. Awards may not be granted under the Non-Employee Directors Plan after March 18, 2002. Although any option that was duly granted on or prior to such date may thereafter be exercised in accordance with its terms, no shares of Common Stock may be issued pursuant to any award after March 18, 2012.

     Other Option Agreements -- On December 11, 1996, the Board of Directors granted to each of the non-employee members of the Board of Directors an option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest and become exercisable in full on the third anniversary of the date of grant, but only if the holder is then a member of the Board of Directors. The Board of Directors granted options on the same terms and conditions to each of Messrs. Cooper and Corley upon their election effective January 1, 1997 to fill then existing vacancies on the Board of Directors. All such options immediately and fully vest and become exercisable in certain defined events including a merger of the Company, a change in control of the Company, or a sale of substantially all of the assets of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below sets forth the compensation paid to or accrued for the Chief Executive Officer of the Company and the other executive officers of the Company (collectively, the "Named Executive Officers"), for the fiscal years ended February 2, 1997, January 28, 1996 and January 29, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                         ANNUAL COMPENSATION(3)                 COMPENSATION
                            ------------------------------------------------       AWARDS
                                                               OTHER ANNUAL     ------------     ALL OTHER
    NAME AND PRINCIPAL      FISCAL                  BONUS      COMPENSATION     OPTIONS/SARS    COMPENSATION
       POSITION(1)           YEAR     SALARY($)     ($)(4)        ($)(5)           (#)(6)          ($)(7)
--------------------------  ------    ---------    --------    -------------    ------------    ------------
Philip L. Carter(2)          1996       528,346     385,000         1,080          210,000           3,608
Current President and        1995       411,416          --         1,254          320,000           5,472
Chief Executive Officer      1994       274,000     106,586           780            8,426           5,223
Mark J. Miller               1996       410,481     252,000         1,199          150,000           3,608
Executive Vice President     1995       360,750          --           633           50,000           5,341
  of
Merchandise and Stores       1994       308,270     119,942           530            8,426           5,318
Frank C. Bianchi(2)          1996       174,238      87,500           270           75,000           3,608
Senior Vice President        1995            --          --            --               --              --
of Human Resources           1994            --          --            --               --              --
Earl C. Bonnecaze(2)         1996       173,489      85,000           388           75,000          23,891
Senior Vice President        1995        70,769          --           175           65,000          64,275
of Stores                    1994            --          --            --               --              --
Michael Dobbs(2)             1996       163,942      82,500           248           75,000           3,431
Senior Vice President        1995            --          --            --               --              --
of Distribution              1994            --          --            --               --              --

---------------

(1) The Company maintains written employment agreements with each of its executive officers. See "Employment Agreements" below.

(2) Prior to March 15, 1995, Mr. Carter was Executive Vice President and Chief Financial Officer of the Company. Mr. Bonnecaze joined the Company in July 1995 and prior to December 11, 1996, Mr. Bianchi was Vice President of Human Resources and Mr. Dobbs was Vice President of Distribution.

(3) In addition to the annual salary and bonus compensation shown in the table, the executive officers of the Company received other annual compensation in the form of other personal benefits. The amount of such other annual compensation paid to each executive officer did not exceed the lesser of $50,000 or ten percent of the total of annual salary and bonus reported for such executive officer for each respective fiscal year.

(4) Represents bonuses paid pursuant to employment agreements. Bonuses shown for any fiscal year were accrued during the fiscal year shown and paid in the following fiscal year.

(5) Represents reimbursement for taxes incurred in connection with the group term life insurance paid for by the Company.

(6) Represents options granted pursuant to the 1990 Plan. See "1990 Employee Stock Incentive Plan" below.

(7) Includes fiscal 1996 contributions of $3,608 to the Company's defined contribution profit sharing plan (the "Profit Sharing Plan") for each of Messrs. Carter, Miller, Bianchi and Bonnecaze, and $3,431 for Mr. Dobbs; fiscal 1995 contributions to the Profit Sharing Plan of $4,500 for each of Messrs. Carter and Miller, and $2,096 for Mr. Bonnecaze; fiscal 1994 contributions to the Profit Sharing Plan of $4,500 for each of Messrs. Carter and Miller; and moving expenses for Mr. Bonnecaze of $61,977 for fiscal 1995 and $20,283 for fiscal 1996. The balance of the amounts shown represents premiums for the group term life insurance paid for by the Company on behalf of the Named Executive Officers.

     The following table shows information with respect to stock options granted under the 1990 Plan to the Named Executive Officers.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                             INDIVIDUAL GRANTS
                          --------------------------------------------------------
                                         % OF TOTAL                                   POTENTIAL REALIZABLE
                          NUMBER OF       OPTIONS/                                   VALUE AT ASSUMED ANNUAL
                            SHARES          SARS                                      RATES OF STOCK PRICE
                          UNDERLYING     GRANTED TO                                  APPRECIATION FOR OPTION
                           OPTIONS/      EMPLOYEES     EXERCISE                               TERM
                             SARS        IN FISCAL      PRICE                        -----------------------
          NAME             GRANTED          YEAR      ($/SH)(4)    EXPIRATION DATE       5%          10%
------------------------  ----------     ----------   ----------   ---------------   ----------   ----------
Philip L. Carter........    210,000(2)       16.4%     $  25.50      Dec. 11, 2006   $3,367,731   $8,534,491
Mark J. Miller..........    150,000(2)       11.7         25.50      Dec. 11, 2006    2,405,522    6,096,065
Frank C. Bianchi........     75,000(2)        5.8         25.50      Dec. 11, 2006    1,202,761    3,048,032
Earl C. Bonnecaze.......     75,000(2)        5.8         25.50      Dec. 11, 2006    1,202,761    3,048,032
Michael Dobbs...........     75,000(2)        5.8         25.50      Dec. 11, 2006    1,202,761    3,048,032

---------------

(1) Except as set forth above, no options have been or will be granted with respect to fiscal 1996 performance.

(2) Becomes exercisable in full on the third anniversary of the date of grant.

(3) All options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant.

     The following table shows information with respect to fiscal 1996 option exercises and year-end option values for each of the Named Executive Officers.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                      NUMBER OF
                                                                        SHARES               VALUE OF
                                                                      UNDERLYING           UNEXERCISED
                                                                     UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS/              OPTIONS/
                                                                    SARS AT FISCAL        SARS AT FISCAL
                                                                     YEAR-END(#)           YEAR-END($)
                                                                   ----------------    --------------------
                          SHARES ACQUIRED                            EXERCISABLE/          EXERCISABLE/
         NAME              ON EXERCISE(#)     VALUE REALIZED($)    UNEXERCISABLE(1)      UNEXERCISABLE(2)
-----------------------   ----------------    -----------------    ----------------    --------------------
Philip L. Carter.......            --                    --         292,018/365,158     2,192,104/1,405,421
Mark J. Miller.........            --                    --          79,351/217,075         820,266/717,945
Frank C. Bianchi.......            --                    --           28,785/88,141         306,616/137,471
Earl C. Bonnecaze......            --                    --          21,666/118,334         168,119/336,256
Michael Dobbs..........         9,800                98,425            1,985/88,141          14,328/137,471

---------------

(1) The amounts in this column are options to purchase shares of Common Stock granted under the 1990 Plan.

(2) The amounts in this column are based upon the closing price of the Common Stock on January 31, 1997 of $23.00 per share.

EMPLOYMENT AGREEMENTS

     Each of the Company's Named Executive Officers serves pursuant to a written employment agreement. The Company entered into an amended and restated agreement with Mr. Carter as of March 12, 1997 pursuant to which Mr. Carter is employed as the Company's President and Chief Executive Officer at an annual base salary of $590,000. The Company entered into a new agreement with Mr. Miller as of March 15, 1995 pursuant to which Mr. Miller is employed as the Company's Executive Vice President of Merchandise and Stores at an initial annual base salary of $375,000. The Company also entered into employment agreements with Mr. Bonnecaze as of July 17, 1995 at an initial base salary of $160,000, with Mr. Bianchi as of December 11, 1996 at an initial base salary of $175,000, and with Mr. Dobbs as of December 11, 1996 at an initial base salary of $165,000. None of the agreements provide for any fixed term of employment and all are subject to termination by the Board of Directors upon 30 days' notice.

     Base Salaries -- The base salaries payable under these agreements are subject to increase annually at the discretion of the Board of Directors. Effective March 10, 1997, Mr. Miller's annual base salary was increased to $450,000, Mr. Bonnecaze's annual base salary was increased to $182,000, Mr. Bianchi's annual base salary was increased to $180,000, Mr. Dobbs' annual base salary was increased to $177,000.

     Performance Stock Options -- Pursuant to their employment agreements, the Company's Named Executive Officers are entitled to participate in any performance stock option program approved annually by the Compensation Committee of the Board of Directors. On December 11, 1996, the Compensation Committee approved the grant of 210,000 options to Mr. Carter, 125,000 to Mr. Miller and 75,000 each to Messrs. Bianchi, Bonnecaze and Dobbs.

     Performance Bonus -- Pursuant to their employment agreements, the Company's Named Executive Officers are entitled to participate in any performance bonus plan approved annually by the Compensation Committee of the Board of Directors. The performance bonus plan approved by the Compensation Committee for fiscal 1996 provided that bonuses would be paid in fiscal 1997 based upon a combination of the fiscal 1996 financial performance of the Company and the individual executive's performance during fiscal 1996. The plan further provided that the maximum bonus that could be paid would not exceed 50% of the executive officer's base salary for fiscal 1996 in the case of the Senior Vice Presidents, 60% in the case of the Executive Vice President and 70% in the case of Mr. Carter. The performance bonus paid to the Named Executive Officers with respect to fiscal 1996 is shown in the "Summary Compensation Table" above.

     Termination of Employment; Change of Control -- Each of the employment agreements provides that, in the event the Named Executive Officer's employment is terminated, the Company will continue to make the base salary payments at the rate then being paid for 34.8 months after termination of the agreement in the case of Mr. Carter, 18 months in the case of Mr. Miller, twelve months in the case of Messrs. Bianchi and Dobbs, and, in the case of Mr. Bonnecaze, six months if his employment is terminated prior to the second anniversary of the date of his employment agreement, nine months if his employment is terminated prior to the third such anniversary and twelve months if his employment is terminated subsequent to the third such anniversary. The employment agreements also provide that if, within two months after a Change of Control (as defined in the agreements), the Named Executive Officer terminates his employment, then the Company will pay him a lump sum severance payment equal to 2 (2.9 in the case of Mr. Carter) multiplied by the sum of his annual base salary in effect during the year immediately preceding termination and the amount of any incentive, bonus or other cash compensation that was paid to him during either the 12 months immediately preceding the date of termination or the 12 months immediately preceding the Change of Control, whichever is greater. In addition, the Named Executive Officer would be entitled to receive a cash payment equal to the amount by which the greater of (i) the closing price of the Common Stock on the day before termination or (ii) the highest price per share actually paid in connection with the Change of Control, exceeds the per share exercise price of each then vested and exercisable stock option held by such Named Executive Officer, multiplied by the number of shares covered by each such option. As used in the employment agreements, a Change in Control is defined to mean the acquisition by any person of beneficial ownership of more than 35% of the combined voting power of the Company's outstanding securities, as a result of purchases of such securities which are not expressly approved by the Board of Directors.

     Mr. Carter's employment agreement additionally provides that the Company will pay him the lump sum severance payment described above in the event his employment is terminated without cause within eighteen months following an Approved Change in Control. An Approved Change in Control is defined in Mr. Carter's agreement to mean the acquisition by any person of beneficial ownership of more than 80% of the combined voting power of the Company's outstanding securities, as a result of a transaction which is expressly approved by the Board of Directors. Mr. Carter's agreement further provides that any unvested portion of that certain stock option to purchase 250,000 shares of the Common Stock granted to Mr. Carter on May 2, 1995 shall immediately vest and become exercisable in the event of a Change in Control or an Approved Change in Control.

1990 EMPLOYEE STOCK INCENTIVE PLAN

     In 1990, the Company adopted the 1990 Plan. The 1990 Plan originally authorized the issuance of up to 1,750,000 shares of Common Stock including "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options"), stock options that do not qualify as incentive stock options, stock appreciation rights and restricted shares of Common Stock. In 1993, the stockholders approved an amendment to the 1990 Plan which increased the number of shares reserved for issuance thereunder by 1,450,000 shares to an aggregate of 3,200,000 shares. Officers and other salaried employees of the Company are eligible to participate in the 1990 Plan. As of the date of this Proxy Statement, approximately 108 persons were eligible.

     The 1990 Plan is administered by the Compensation Committee. The Compensation Committee selects from the eligible participants under the 1990 Plan and determines the terms and conditions of all grants and awards to such participants including the terms and conditions under which each option may be exercisable and the expiration date of each option, except that each option must expire no later than ten years from the date of grant. Grants and awards are made in consideration of services rendered or to be rendered by the recipients thereof.

     Options to purchase shares of Common Stock were granted to the Named Executive Officers of the Company during fiscal 1996 as described above in the table entitled "Option/SAR Grants in Last Fiscal Year." All such options (a) become exercisable in full on the third anniversary of the date of grant, (b) have an exercise price equal to the fair market value of the Common Stock on the date of grant, and (c) immediately and fully vest and become exercisable in certain defined events including a merger of the Company, a change in control of the Company, or a sale of substantially all of the assets of the Company. Payment of the exercise price of options granted under the 1990 Plan must be made in full in cash or cash equivalent concurrently with the exercise of such option.

LONG TERM CASH INCENTIVE AWARD PLAN

     In fiscal 1996, the Company adopted a long term cash incentive award plan for its executive officers. Pursuant to this plan, each executive officer will receive an amount equal to his annual base salary in fiscal 1999 if the Company's aggregate earnings per share over the three fiscal years ending with fiscal 1999 exceeds a target level. In addition, the executive officer must remain in the Company's employ through the end of fiscal 1999 in order to earn this award.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's Compensation and Organization Committee (the "Committee") has established policies for the compensation of the Company's Chief Executive Officer and the other executive officers (the "Executive Officers") set forth in the Summary Compensation Table based upon the responsibilities of the individual Executive Officers and the Company's financial performance. The Company enters into employment agreements with its Executive Officers that set forth the elements of compensation that have been approved by the Committee. The form of these agreements has been structured to allow the Committee to tie a significant portion of each Executive Officer's overall compensation to criteria based on the Company's financial performance.

EXECUTIVE COMPENSATION PROGRAM

     Compensation which may be earned by an Executive Officer in any fiscal year typically consists of base salary, cash bonus and stock options. Special bonus and stock option awards may be made at the time an executive is first hired by the Company or is promoted. In 1996, the Committee structured incentive compensation to more heavily emphasize long-term performance. This was implemented through a long-term cash incentive award, which presents a potential cash payout based upon the Company's aggregate financial performance over the three fiscal years ending with fiscal 1999, and by granting a three year bank of stock options.

--  BASE SALARY

          The Committee establishes base salaries at levels determined through the Company's overall salary structure and the Company's own experience in attracting qualified executives. Adjustments are made to reflect an individual's contributions to the Company and the specific job responsibilities. The amount thereby arrived at is set forth in the Executive Officer's employment agreement. The Committee does not peg salary levels to the amounts paid by other companies; nevertheless, the Committee compares salary levels at the Company to those reported by other companies that participate in retail industry compensation surveys to ensure that salaries at the Company are within the range paid by comparably sized retail companies. Because participation in these surveys is on an anonymous basis, the Committee is unable to determine the extent to which the companies that participate in the salary survey are the same as the retail companies included in the Stockholder Return Performance Presentation on page 11 of this Proxy Statement. Base salaries are reviewed annually and any changes in base salary are made at the discretion of the Committee, subject to ratification by the Board of Directors. Actual salary increases are based upon evaluations of a particular officer's individual performance and contribution to the Company.

--  ANNUAL CASH BONUS

          Executive Officers are eligible for an annual cash bonus only if certain pre-tax earnings objectives for the fiscal year are met. At the discretion of the Committee, a certain part of the bonus may be based on the Committee's subjective evaluation of the Executive Officer's individual performance during the fiscal year, but only if the amount of pre-tax operating income exceeds a certain threshold. A maximum bonus level is set for each Executive Officer, expressed as a percentage of base salary, in the event that pre-tax operating income exceeds targeted levels. For 1996, Mr. Carter's maximum target bonus equaled seventy percent of his base salary, and other executives' bonuses represented a lower percentage of their annual salaries depending on their position with the Company.

--  STOCK OPTIONS

          The Committee's practice has been to make annual stock option grants toward the end of the fiscal year, based on performance goals (and subject to a maximum award level) established by the Committee at the beginning of the year. Because stock option grants are awarded as an annual incentive, the Committee does not generally consider the size of the previous years' grants in determining the number of options that may be granted in the current year.

--  LONG-TERM INCENTIVE CASH AWARDS

          In 1996, the Committee adopted a long-term incentive cash award program for its senior executives in order to promote the Company's long-term performance. Under this program, if the Company's aggregate earnings per share during the 1997 through 1999 fiscal years exceed a target level, then each senior executive will receive a bonus equal to his 1999 base salary, provided that the executive remains employed with the Company through the end of the Company's 1999 fiscal year.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND OTHER
EXECUTIVE OFFICERS IN FISCAL 1996

     The Committee followed the policies outlined above in establishing salaries for fiscal 1996. The salary payable to Messrs. Carter, Miller, Bianchi, Bonnecaze and Dobbs is set forth in an employment agreement between the Company and each of the Executive Officers.

     Also consistent with these policies, at the beginning of fiscal 1996 the Committee established operating income performance goals for purposes of determining annual cash bonuses and stock option grants. The Company's pre-tax operating income for 1996 satisfied the target performance goal established at the beginning of the year under the annual bonus program, resulting in bonuses being earned at the maximum level. While the Committee continues to view option grants as a form of annual compensation, in 1996 the Committee granted a three year bank of options which, to promote long-term performance, vest only if the executive remains employed with the Company on the third anniversary of the grant date. Correspondingly, the number of shares subject to these option grants was set at three times the size of annual grants in 1995 excluding, in the case of Mr. Carter, those options granted to Mr. Carter in 1995 in connection with his promotion to Chief Executive Officer. Finally, as indicated above, the Committee established a long-term incentive cash award program which establishes a three year earnings per share target, which target the Committee considers to reflect confidential business information. Although the earnings per share target is a three year goal, the long-term incentive award will be payable in 2000 if the target is satisfied in less than three years. The amount payable under the long-term incentive cash award program will be equal to the executives' fiscal 1999 base salary and will be payable only if the executive remains employed through the end of the 1999 fiscal year.

--  OTHER

          Legislation adopted by Congress in 1993 places a $1 million limitation on the deduction available to public companies for compensation paid to certain executives, unless the compensation is treated as "performance based" (as defined under the Internal Revenue Code of 1986, as amended) or satisfies another exception. In December 1995 the Internal Revenue Service ("IRS") adopted final regulations to implement this legislation. The Committee has not developed specific policies to address this new tax provision. However, the Committee believes that amounts recognized on exercise of stock options granted before the Annual Meeting will qualify as performance-based compensation under the proposed IRS regulations. The Committee, along with the Company, will evaluate the Company's compensation programs on an ongoing basis in view of the limiting provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Submitted by the Compensation and Organization Committees.

     David H. Batchelder (Chairman)
     Peter C. Cooper
     I. T. Corley

     The Report of the Compensation and Organization Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of the date of this Proxy Statement, the members of the Compensation Committee of the Board of Directors were Messrs. Batchelder (Chairman), Cooper and Corley, none of whom was an officer or employee of the Company during fiscal 1996 or is a former officer of the Company.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Composite Stock Index and the Dow Jones Retailers-Other Specialty Composite Stock Index for the five fiscal years commencing February 3, 1992 and ending February 2, 1997. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                              [PERFORMANCE GRAPH]

        Measurement Period                                                    Retailers-Other
      (Fiscal Year Covered)            Mac Frugal's      Dow Jones Equity        Specialty
1991                                            100.00              100.00              100.00
1992                                             83.77              111.15              131.26
1993                                             77.27              124.38              122.92
1994                                             88.31              125.18              127.83
1995                                             70.13              170.55              114.69
1996                                            119.48              221.51              136.43

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following security ownership information is set forth, as of April 28, 1997, with respect to certain persons or groups known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock and with respect to each director of the Company, each of the Named Executive Officers, and all current directors, nominees and executive officers as a group (10 persons). Other than as set forth below, the Company is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of the Company's Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

                                                                AMOUNT
                                                              AND NATURE
                                                             OF BENEFICIAL     PERCENT OF
                      NAME OF BENEFICIAL OWNER               OWNERSHIP(1)       CLASS(2)
          -------------------------------------------------  -------------     ----------
          David H. Batchelder..............................       53,930          *
          Peter C. Cooper..................................       22,000          *
          I. T. Corley.....................................        1,000          *
          Anthony Luiso....................................       38,715          *
          James J. Zehentbauer.............................       22,650          *
          Philip L. Carter.................................      130,750          *
          Mark J. Miller...................................          100          *
          Frank C. Bianchi.................................        1,925          *
          Earl C. Bonnecaze................................          200          *
          Michael Dobbs....................................        2,370          *
          All Directors and Executive Officers
            as a Group (11 persons)........................      273,640           1.1%

---------------

(*) Denotes less than 1% of the sum of the 24,999,855 shares of Common Stock outstanding at April 28, 1997 plus shares that are subject to options that are presently exercisable or will become exercisable within 60 days after April 28, 1997 by that person or group, as the case may be.

(1) Includes shares which may be acquired pursuant to options exercisable on or within 60 days after April 28, 1997, as follows: Mr. Batchelder (33,715); Mr. Luiso (33,715); Mr. Zehentbauer (22,650); Mr. Carter (130,750); Mr.
    Bianchi (385); Mr. Dobbs (2,370); and all directors and executive officers as a group (223,585). Unless otherwise indicated, each person has sole investment and voting power as to the shares indicated.

(2) The percentages are based upon 24,999,855 shares of Common Stock outstanding at April 28, 1997 plus shares that are subject to options that are exercisable or will become exercisable within 60 days after April 28, 1997 by that person or group, as the case may be.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                  AMOUNT
                                                              OF BENEFICIAL      PERCENT OF
                       NAME OF BENEFICIAL OWNER                 OWNERSHIP         CLASS(1)
          --------------------------------------------------  --------------     -----------
          Westport Asset Management, Inc.(2)................     1,526,200           6.10%
            253 Riverside Avenue
            Westport, Connecticut 06880-4816

          Brandes Investment Partners, L.P.(3)..............     1,641,330           6.57%
            San Diego, California

          FMR Corp.(4)......................................     1,806,300           7.23%
            82 Devonshire Street
            Boston, Massachusetts 02109

          NewSouth Capital Management, Inc.(5)..............     2,315,138           9.26%
            1000 Ridgeway Loop Road, Suite 233
            Memphis, Tennessee 38120

          First Pacific Advisors, Inc.(6)...................     2,685,300          10.74%
            11400 West Olympic Boulevard, Suite 1200
            Los Angeles, California 90064

---------------

(1) The percentages are based upon 24,999,855 shares of Common Stock outstanding at April 28, 1997.

(2) The Company received a Schedule 13G dated February 13, 1997 from Westport Asset Management, Inc. ("Westport") reporting beneficial ownership of 1,526,200 shares of Common Stock, of which Westport has shared dispositive and voting power over 1,507,600 shares, and sole dispositive and voting power over 18,600 shares. In the Schedule 13G, Westport reported that all shares were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The Company is unaware of any change in the foregoing information.

(3) The Company received a Schedule 13G dated February 13, 1997 from Brandes Investment Partners, L.P. ("Brandes") reporting beneficial ownership of 1,641,330 shares of Common Stock, of which Brandes has shared dispositive power over 1,638,600 of such shares and sole voting power over all such shares. In the Schedule 13G, Brandes reported that all such shares were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The Company is unaware of any change in the foregoing information.

(4) The Company received from FMR Corp. an amended Schedule 13G dated February 14, 1997 reporting that it beneficially owned an aggregate of 1,806,300 shares of Common Stock, of which it has sole dispositive power over all such shares and sole voting power over 57,400 of such shares. In the Schedule 13G, FMR Corp. stated that all such shares were acquired in the ordinary course of business and not with the purpose of influencing the control of the Company. The Company is unaware of any change in the foregoing information.

(5) The Company received an amended Schedule 13G dated February 12, 1997 from NewSouth Capital Management, Inc. ("NewSouth") reporting that it beneficially owned an aggregate of 2,315,138 shares of Common Stock, of which it has sole dispositive power over all such shares and sole voting power over 2,201,638 of such shares. In the Schedule 13G, NewSouth stated that all shares were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The Company is unaware of any change in the foregoing information.

(6) The Company received an amended Schedule 13G dated February 13, 1997 from First Pacific Advisors, Inc. ("First Pacific") reporting beneficial ownership of 2,685,300 shares of Common Stock. This Amended Schedule 13G also reported that First Pacific has shared dispositive power over all such shares and shared voting power over 878,300 shares. In its Schedule 13G, First Pacific reported that all shares were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The Company is unaware of any change in the foregoing information.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock (collectively "Insiders") to file initial reports of ownership (Forms 3) and reports of changes in ownership of Common Stock (Forms 4 and Forms 5) with the Securities and Exchange Commission as well as the Company and the New York Stock Exchange.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from each Insider known to the Company that no other reports were required, during fiscal 1996 all
Section 16(a) filing requirements applicable to its Insiders were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     For fiscal 1996, Deloitte & Touche provided audit services which included examination of the Company's annual consolidated financial statements, timely review of unaudited quarterly financial information, assistance and consultation in connection with the Company's annual report on Form 10-K filed with the Commission, and the audit of the Company's profit sharing plan. Audit services were provided with the approval of the Board of Directors which, among other things, considered the independence of the public accountants. Arrangements for non-audit services, if any, are made by management with the knowledge of the Board of Directors. A meeting of the Audit Committee will be held in the near future, at which time a recommendation will be made as to the selection of the Company's auditors for the current fiscal year. A representative of Deloitte & Touche is expected to attend the Annual Meeting to make any statements he or she may desire and to respond to any stockholder questions.

      DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal relating to a proper subject which an eligible stockholder may intend to present for action at the Company's 1998 Annual Meeting of Stockholders and which such stockholder may wish to have included in the proxy materials for such meeting in accordance with the provisions of Rule 14a-8 promulgated under the Exchange Act must be received as far in advance of the meeting as possible in proper form by the Secretary of the Company at 2430 East Del Amo Boulevard, Dominguez, California 90220-6306, and in any event not later than February 15, 1998. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

                      OTHER BUSINESS OF THE ANNUAL MEETING

     Management is not aware of any matters to come before the Annual Meeting or any postponement or adjournment thereof other than the election of directors. However, inasmuch as matters of which management is not now aware may come before the meeting or any postponement or adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto, provided that, to the extent the Company becomes aware a reasonable time before the Annual Meeting of any matter to come before such meeting, the Company will provide an opportunity to vote by proxy directly on such matter. Upon receipt of such proxies in time for voting, the shares represented thereby will be voted as indicated thereon and as described in this Proxy Statement.

                                 MISCELLANEOUS

     The solicitation of proxies is made on behalf of the Company and all the expenses of soliciting proxies from stockholders will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees may communicate with stockholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies, but in such event no additional compensation will be paid to any such persons for such solicitation. The Company will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such persons.

                                          By Order of the Board of Directors

                                          [SIG]
                                          PHILIP L. CARTER
                                          President and Chief Executive Officer

Dominguez, California
May 15, 1997

________________________________________________________________________________

                    MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.

                ANNUAL MEETING OF STOCKHOLDERS -- JUNE 18, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Mac Frugal's Bargains - Close-outs, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and appoints David H. Batchelder, Philip L. Carter, or either of them, proxies with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Mac Frugal's Bargains - Close-outs Inc.
to be held Wednesday, June 18, 1997 at 9:00 A.M. at the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California 90815, and at any postponements or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, on the matters set forth on the reverse side.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND AS SUCH PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING OF ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

                    (Continued, and to be dated and signed on the reverse side)


                                       MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.
                                       P.O. BOX 11343
                                       NEW YORK, N.Y. 10203-0343
________________________________________________________________________________

________________________________________________________________________________


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OF THE MATTERS SET FORTH BELOW.


1.  Election of Directors

FOR all nominees / /     WITHHOLD AUTHORITY to vote    / /    *EXCEPTIONS  / /
listed below             for all nominees listed below


    NOMINEES:  David H. Batchelder, Philip L. Carter, Mark J. Miller,
    Peter C. Cooper, I. T. Corley and James J. Zehentbauer.
    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

    *Exceptions_______________________________________________________________

2. In their discretion, upon any other matters which may properly come before the Annual Meeting or any postponements or adjournments thereof.




                                                      Address Change and/or / /
                                                      Comments Mark Here

                                NOTE: Please sign exactly as shown at the left. If stock is jointly held each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                                Dated _________________________________, 1997

                                _____________________________________________
                                                 (Signature)

                                _____________________________________________
                                          (Signature, if held jointly)


                                        VOTES MUST BE INDICATED  / /
                                        (X) IN BLACK OR BLUE INK

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.
_______________________________________________________________________________